                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               FOUNDATION HEALTH SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
          [LOGO]

                                   FOUNDATION
                                     HEALTH
                                    SYSTEMS,
                                      INC.

                                   NOTICE OF
                                  1999 ANNUAL
                                    MEETING
                                      AND
                                     PROXY
                                   STATEMENT

April 12, 1999

Dear Stockholders:

    It is a pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of Foundation Health Systems, Inc. to be held simultaneously via the Internet at www.vcall.com and at the Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California 91367 on Thursday, May 6, 1999, at 10:00 a.m. (California time).

    Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the meeting and stockholders who attend in person will have an opportunity to ask questions. A report on our business operations will be presented at the meeting.

    IT IS IMPORTANT THAT YOU VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. We urge you to carefully review the Proxy Statement and to vote your choices either via the Internet or on the enclosed card. Please sign, date and return your proxy card in the envelope provided as soon as possible or complete a proxy card over the Internet at www.harrisbank.com/ wproxy. If you do attend the meeting in person, your proxy can be revoked at your request.

        Sincerely,

                     [LOGO]
        Jay M. Gellert
        PRESIDENT AND CHIEF EXECUTIVE OFFICER

-

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Foundation Health Systems, Inc. (the "Company") will hold its 1999 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, May 6, 1999 at 10:00 a.m. (California time) simultaneously via the Internet at www.vcall.com and at the Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California 91367, for the following purposes:

    1. To elect four directors to serve until the 2002 Annual Meeting of Stockholders.

    2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants.

    3.  To act upon any other matters that may properly come before the meeting.

    The Board of Directors has fixed Friday, March 12, 1999 as the Record Date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

    At the Annual Meeting, each share of Class A Common Stock, par value $.001 per share, of the Company represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. The California Wellness Foundation holds all of the Class B Common Stock, par value $.001 per share, of the Company (which is non-voting) and has been invited to send representatives to attend the Annual Meeting. Jay M. Gellert and B. Curtis Westen have been appointed as proxy holders, with full rights of substitution, for the holders of Class A Common Stock.

                                          By Order of the Board of Directors,

                                                    [LOGO]

                                          B. Curtis Westen, Esq.

                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

April 12, 1999

                             YOUR VOTE IS IMPORTANT

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING EITHER IN PERSON OR VIA THE INTERNET. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, FILL OUT THE PROXY CARD OVER THE INTERNET AT WWW.HARRISBANK.COM/WPROXY. IF YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY VOTE AT THE MEETING EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

          [LOGO]

                                PROXY STATEMENT

GENERAL; VOTING OF SHARES

    The accompanying proxy is solicited by the Board of Directors of Foundation Health Systems, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 6, 1999 at 10:00 a.m. (PDT) simultaneously via the Internet at www.vcall.com and at the Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California 91367, and at any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card will be mailed beginning on or about April 12, 1999 to give holders of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), of the Company of record on March 12, 1999 (the "Record Date") an opportunity to vote at the Annual Meeting.

    The Annual Meeting will be held simultaneously via the Internet and in person. Participation at the Annual Meeting via the Internet will consist of live sound and real-time access to printed material. To attend the Annual Meeting via the Internet, a stockholder should log-on to www.vcall.com on Thursday, May 6, 1999 and follow the instructions provided at the site. Stockholders will NOT be permitted to vote over the Internet during the Annual Meeting.

    Each share of Class A Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. The Company also has outstanding shares of non-voting Class B Common Stock, par value $.001 per share ("Class B Common Stock"), all of which is held by The California Wellness Foundation (the "CWF"). The Company's Fifth Amended and Restated By-Laws (the "By-Laws") require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Attendance at the Annual Meeting over the Internet will not be counted for purposes of determining the presence or absence of a quorum to transact business at the Annual Meeting.

    In voting, please specify your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the accompanying envelope or, alternatively, by completing a proxy card over the Internet at www.harrisbank.com/wproxy before 5:00 p.m. (CDT) on May 4, 1999. VOTING OVER THE INTERNET WILL NOT BE PERMITTED AFTER 5:00 P.M. (CDT) ON TUESDAY, MAY 4, 1999. If no directions are given and either the signed card is returned or the Internet proxy card is submitted, then the proxy holders will vote the shares for the election of all listed nominees, in accordance with the directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matters that may properly come before the meeting. In situations where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be included in the vote totals and, therefore, will have no effect on the outcome of the votes.

    Instructions on how to submit a proxy via the Internet are located on the attachment to the proxy card included with this Proxy Statement. The Internet voting procedures are designed to authenticate stockholders of the Company by use of a Control Number located on the attachment to the proxy card included herewith. If you hold your shares through a bank, broker or other holder of record, check the information provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges and telecommunications costs, will be your responsibility.

REVOCABILITY OF PROXIES

    Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Class A Common Stock and delivering it to the Secretary of the Company or submitting it electronically via the Internet at www.harrisbank.com/wproxy before 5:00 p.m.
(CDT) on May 4, 1999, or by attending the Annual Meeting in person and voting such shares during the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of Foundation Health Systems, Inc., at its executive offices at 21650 Oxnard Street, Woodland Hills, California 91367 or if a subsequently dated proxy is submitted electronically, it should be sent via the Internet before 5:00 p.m. (CDT) on May 4, 1999 using the web site at www.harrisbank.com/wproxy.

SHARES OUTSTANDING

    Only holders of record of Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 117,200,785 shares of Class A Common Stock. Each share of Class A Common Stock is entitled to one vote. As of the Record Date, the Company also had outstanding 5,047,642 shares of Class B Common Stock, all of which are held by the CWF and all of which are nonvoting. The CWF has been invited to send representatives to the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Class A Common Stock of record for beneficial owners for forwarding to such beneficial owners. The Company has not engaged any outside firm or entity to assist in the solicitation of proxies. The Company may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN A PROXY CARD (OR FILL OUT THE INTERNET PROXY) PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. HIGHLIGHTS OF THE ANNUAL MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1999.

                                  INTRODUCTION

    Foundation Health Systems, Inc. (the "Company" or "FHS") is the nation's fourth largest publicly-traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The Company's health maintenance organizations ("HMOs"), insured preferred provider organizations ("PPOs") and government contracts subsidiaries provide health benefits to 5.8 million individuals in 21 states through group, individual, Medicare risk, Medicaid, and Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") programs. The Company's subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

    The Company's current operations are a result of the merger transaction (the "FHS Combination") involving the Company (then named Health Systems International, Inc. ("HSI")) and Foundation Health Corporation ("FHC") which was consummated on April 1, 1997.

                       PROPOSAL 1--ELECTION OF DIRECTORS
                      NOMINATION AND ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of 10 persons, divided into three classes with four directors designated in Class III, three directors designated in Class I and three directors designated in Class II. At the Annual Meeting, stockholders will elect four directors for Class III. One vacancy currently exists in Class I, which is in the process of being filled by the Company's Board of Directors in accordance with the Company's By-Laws.

    The Class III nominees are J. Thomas Bouchard, Thomas T. Farley, Patrick Foley and Richard J. Stegemeier. Each Class III director will be elected for a three-year term and will hold office until the 2002 Annual Meeting of Stockholders. In each case, the elected director will continue in office until such director's successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

    The By-Laws provide that the persons receiving a plurality of the votes cast, up to the number of directors to be elected, shall be elected. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Shares represented by proxies marked "withhold authority" for one or more nominees will be counted as a negative vote.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            FOR EACH NAMED NOMINEE.

NOMINEES AND CONTINUING DIRECTORS

    The Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Board of Directors will consist of not less than three nor more than twenty members, the exact number to be determined in accordance with the By-Laws. The By-Laws contain certain transitionary provisions applicable to the Board of Directors until April 1, 2002 (the "Transition Period"). During the Transition Period the Company's Board of Directors is to consist of certain persons appointed at the time of the FHS Combination by FHC or subsequently by such FHC appointees (collectively, the "FHC Designees"), and certain persons appointed at the time of the FHS Combination by HSI or subsequently by such HSI appointees (collectively, the "HSI Designees"). Such provisions also address the size of the Board of Directors and certain other matters, and may be overridden by the affirmative vote of at least eight members of the Board of Directors.

    The Certificate provides for the Board of Directors to be divided into three classes, each class to serve for staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the directors. The Board of Directors believes that a classified Board of Directors with staggered terms will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company.

    In February 1999, the Board of Directors elected Jay M. Gellert, the Company's President and Chief Executive Officer, to fill a vacancy in Class I of the Board of Directors. Effective March 1, 1999, Dr. Hasan, a director in Class I, resigned from the Company's Board of Directors in connection with his retirement; as a result, there currently exists one vacancy in Class I. The Board of Directors is currently in the process of recruiting an appropriate replacement director to fill the vacancy pursuant to and in accordance with the Company's By-Laws.

    The nominees were designated for election, pursuant to the By-Laws, by the Committee on Directors of the Board of Directors of the Company. Each of the nominees has consented to serve as a director if elected. The following table sets forth certain information with respect to the nominees as well as to those other directors in Class I and Class II whose terms continue after the Annual
Meeting:

                                    NOMINEES

                                                                                                                   TERM TO
NAME                                             PRINCIPAL OCCUPATION OR EMPLOYMENT                     AGE        EXPIRE
--------------------------------  ----------------------------------------------------------------      ---      -----------
CLASS III

J. Thomas Bouchard..............  Senior Vice President, Human Resources of International Business
                                   Machines Corporation                                                     58         2002

Thomas T. Farley................  Senior Partner of Petersen, Fonda, Farley, Mattoon, Crockenberg
                                   and Garcia, P.C.                                                         64         2002

Patrick Foley...................  Chairman, President and Chief Executive Officer of DHL Airways,
                                   Inc.                                                                     67         2002

Richard J. Stegemeier...........  Chairman Emeritus of the Board of Directors of Unocal
                                   Corporation                                                              70         2002

                              CONTINUING DIRECTORS

                                                                                                                   TERM TO
NAME                                             PRINCIPAL OCCUPATION OR EMPLOYMENT                     AGE        EXPIRE
--------------------------------  ----------------------------------------------------------------      ---      -----------

CLASS I
Gov. George Deukmejian..........  Partner of Sidley & Austin and former Governor of the State of
                                   California                                                               70         2000
Adm. Earl B. Fowler.............  President and owner of Fowler International Corporation                   73         2000
Jay M. Gellert..................  President and Chief Executive Officer of the Company                      45         2000
CLASS II

Richard W. Hanselman............  Director and Consultant to various companies                              71         2001
Raymond S. Troubh...............  Financial Consultant to and Director of various companies                 72         2001
Roger F. Greaves................  Former Co-Chairman of the Board of Directors, Co-President and
                                   Co-Chief Executive Officer of the Company and Director of
                                   various companies                                                        61         2001

INFORMATION CONCERNING CURRENT MEMBERS OF THE BOARD OF DIRECTORS AND NOMINEES

    MR. BOUCHARD became a director of the Company upon consummation of the FHS Combination. Previously, he served as a director of HSI since January 1994, upon consummation of the merger transaction involving Health Net and QualMed, Inc. ("QualMed") which created HSI (the "HSI Combination"). Mr. Bouchard served as a director of QualMed from May 1991 until February 1995. Since October 1994, Mr. Bouchard has served as Senior Vice President, Human Resources of International Business Machines Corporation. From June 1989 until October 1994, Mr. Bouchard served as Senior Vice President & Chief Human Resources Officer of U.S. West, Inc., a diversified global communications company, and prior to that time he was Senior Vice President-Human Resources and Organization for United Technologies Corp. Mr. Bouchard has served on the Board of Directors of the Labor Policy Association since March 1991 and Nordstrom National Credit Bank since April 1991.

    MR. DEUKMEJIAN became a director of the Company upon consummation of the FHS Combination. Previously, he served as a director of HSI since January 1994, upon consummation of the HSI Combination. Mr. Deukmejian served as a director of QualMed from April 1992 until February 1995. Mr. Deukmejian has been a partner in the law firm of Sidley & Austin, Los Angeles, California since February 1991. Mr. Deukmejian served as Governor of the State of California for two terms, from January 1983 to January 1991. Mr. Deukmejian also served the State of California as Attorney General from 1979 to 1982, as a State Senator from 1967 to 1978 and as a State Assemblyman from 1963 to 1966. Mr. Deukmejian has been a director of Burlington Northern Santa Fe Corporation, a railroad company, since September 1995, and was a director of one of its predecessors, Santa Fe Corporation, from January 1991 until September 1995. Mr. Deukmejian is also a director of Whittaker Corporation.

    MR. FARLEY became a director of the Company upon consummation of the FHS Combination. Previously, he served as a director of HSI since January 1994, upon consummation of the HSI Combination. Mr. Farley served as a director of QualMed from February 1991 until February 1995 and is a senior partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley was a director of the Public Service Company of Colorado, a public gas and electric company, from 1983 to 1997 and has been a director/advisor of Norwest Banks of Pueblo and Sunset since 1985. Mr. Farley is an emeritus member of the Board of Regents of Santa Clara University, a Jesuit institution, and a director of Colorado Public Radio.

    MR. FOLEY became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Foley served as a director of FHC from 1996 until the FHS Combination. He has been Chairman, President and Chief Executive Officer of DHL Airways, Inc. since 1988. Mr. Foley is also a director of Continental Airlines, Glenborough Realty Trust, Del Monte Foods and Flextronics International.

    MR. FOWLER became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Fowler served as a director of FHC from 1988 until the FHS Combination. He is President and owner of Fowler International Corporation, an international consulting firm, and a director of NV Marketing Group, a life insurance marketing company. Prior thereto, Mr. Fowler served in the United States Navy and retired as Vice Admiral, U.S. Navy, and Commander of the Naval Sea Systems Command.

    MR. GELLERT was elected to the Board of Directors of the Company in February 1999. He became President and Chief Executive Officer of the Company in August 1998. Previously Mr. Gellert served as President and Chief Operating Officer of the Company from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of the Company. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.'s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners, Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert serves on the Board of Directors of Paragon Health Network, Inc.

    MR. GREAVES became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination. He served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to the Company) since its incorporation in June 1990. Mr. Greaves is the former Chairman of the Board of Directors, President and Chief Executive Officer of Health Net, a subsidiary of the Company. Prior to joining Health Net, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves is a founding member of (and continues to serve on) the Board of Governors of California State University at Long Beach, and he is a member of the board of directors of Zymed Corporation.

    MR. HANSELMAN became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Hanselman served as a director of FHC from 1990 until the FHS Combination. He has been a corporate director of and consultant to various companies since 1986. Mr. Hanselman is a director of Arvin Industries, Becton, Dickinson and Company, the Bradford Funds, and chairman of a small privately-held company.

    MR. STEGEMEIER became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Stegemeier served as a director of FHC from 1993 until the FHS Combination. He is Chairman Emeritus of the Board of Directors of Unocal Corporation and served as Chairman and Chief Executive Officer of Unocal Corporation from July 1988 until his retirement in May 1994. Mr. Stegemeier is also a director of Halliburton Company, Northrop Grumman Corporation, Sempra Energy and Montgomery Watson, Inc.

    MR. TROUBH became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Troubh served as a director of FHC from 1991 until the FHS Combination. He is a financial consultant in New York City and former Governor of the American Stock Exchange. Mr. Troubh served as a general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh is also a director of ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., General American Investors Company, Olsten Corporation, Starwood Hotels and Resorts, Inc., Triarc Companies, Inc. and WHX Corporation. He is also a Trustee of MicroCap Liquidating Trust and Petrie Stores Liquidating Trust.

                               EXECUTIVE OFFICERS

    The following sets forth certain biographical information with respect to the current executive officers of the Company and the executive officers of the Company as of December 31, 1998.

NAME                                 AGE                                       POSITION
-------------------------------      ---      ---------------------------------------------------------------------------
Malik M. Hasan, M.D............          60   Former Chairman of the Board of Directors
Jay M. Gellert.................          45   President and Chief Executive Officer
Dale T. Berkbigler, M.D........          50   Executive Vice President of Medical Affairs and Chief Medical Officer
J. Robert Bruce................          50   President of FHS Central Division
Maurice Costa..................          51   President of FHS Workers' Compensation Services Division
Karen A. Coughlin..............          51   President of FHS Northeast Division
Steven P. Erwin................          55   Executive Vice President and Chief Financial Officer
Karin D. Mayhew................          48   Senior Vice President Human Resources
Edward J. Munno................          56   President of FHS Arizona Division
Cora Tellez....................          49   President of FHS California Division
Dale Terrell...................          58   Senior Vice President and Chief Technology Officer
Gary S. Velasquez..............          39   President of FHS Specialty Services and Government Operations Division
B. Curtis Westen, Esq..........          38   Senior Vice President, General Counsel and Secretary
Robert Natt....................          50   Former President of FHS Northeast Division

    DR. HASAN served as Chairman of the Board of Directors from May 1997 until March 1999. Previously, he served as Chief Executive Officer of FHS from consummation of the FHS Combination until August 1998, when he retired from such position. From consummation of the FHS Combination until May 1997, Dr. Hasan also served as President of the Company. Prior to the FHS Combination, Dr. Hasan served as Chairman of the Board of Directors and Chief Executive Officer of the Company, commencing in March 1995. Dr. Hasan also assumed the position of President of the Company in March 1995, an office he held until June 1996. In addition, Dr. Hasan served as Treasurer of the Company from November 1996 until consummation of the FHS Combination. Dr. Hasan was the Co-Chairman, Co-President and Co-Chief Executive Officer of the Company from January 1994 until March 1995. Dr. Hasan also served as a director of the Company from January 1994 until March 1999. Dr. Hasan served as Chairman of the Board of Directors of QualMed (a predecessor to the Company) from its formation in 1985 until his retirement in August 1998. Dr. Hasan assumed the additional position of Chief Executive Officer of QualMed in June 1990. Effective March 1991, Dr. Hasan also became President of QualMed, an office he held until February 1995. A board-certified neurologist in Pueblo, Colorado since June 1975, Dr. Hasan maintained a limited practice until July 1992. From 1980 to 1984, Dr. Hasan was a director of the Colorado Medical Society and Parkview Episcopal Medical Center. In 1989, he was appointed by the Governor of Colorado to the Colorado Health Data Commission, on which he continued to serve until 1993. Dr. Hasan served as a Clinical Assistant Professor of Neurology at the University of Colorado from 1976 until 1990 and has been a member of the London Royal College of Physicians since 1964.

    MR. GELLERT became President and Chief Executive Officer of the Company in August 1998. Previously, Mr. Gellert served as President and Chief Operating Officer of the Company from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of the Company. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Mr. Gellert has been a director of the Company since March 1999. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.'s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners, Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert serves on the Board of Directors of Paragon Health Network, Inc.

    DR. BERKBIGLER became Executive Vice President of Medical Affairs and Chief Medical Officer of the Company upon consummation of the FHS Combination. Prior to consummation of the FHS Combination, Dr. Berkbigler served as Executive Vice President of Medical Affairs of HSI and as a director of HSI from January 1994 until consummation of the FHS Combination. Dr. Berkbigler has been a director of QualMed since July 1987 and has served as the Executive Vice President of Medical Affairs of QualMed since July 1989. Dr. Berkbigler became President of QualMed in February 1995, an office he held until July 1996. He was appointed Vice Chairman of the Board, Executive Vice President and Chief Medical Officer of HSI in July 1996. Prior to 1986, Dr. Berkbigler served as the President of San Luis Valley Physicians Service Corporation, and from August 1986 to March 1991 held the position of San Luis Valley HMO Medical Director. He was promoted to QualMed Medical Director in April 1987, and assumed the title of Vice President of Medical Affairs of QualMed in January 1988. He also served as a member of the Board of Directors of St. Joseph Hospital, Del Norte, Colorado, from September 1983 through September 1989 and as its Chairman of the Board from October 1986 through September 1988. Dr. Berkbigler was a practicing internist in Del Norte, Colorado from 1979 until 1991.

    MR. BRUCE has served as President and Chief Executive Officer of the Company's Central Division since June 1998. From 1996 until June 1998, he served as President of QualMed Plans for Health, Inc., a subsidiary of the Company headquartered in Philadelphia, Pennsylvania. From 1994 to 1996, Mr. Bruce served as Executive Director of QualMed Plans for Health of Colorado, Inc., a subsidiary of the Company headquartered in Denver, Colorado. From 1992 to 1994, he served as a regional Executive Director of Health Net, a subsidiary of the Company. From 1991 to 1992, Mr. Bruce served as Director of Sales and Marketing of PCA Health Plan, which merged into Health Net. From 1990 to 1991, he served as Director of Group Sales for Foundation Health Plans, headquartered in Sacramento, California. Prior thereto, Mr. Bruce served as Senior Sales Executive for Blue Shield of California (1989-90); Vice President, Sales of Occupational Urgent Care Health Systems, Inc. (1988-89); Senior Vice President, Marketing of Blue Cross and Blue Shield of Colorado (1986-88); and as a Director, Southwestern Regional Marketing Office of the national Blue Cross and Blue Shield Association (1983-84).

    MR. COSTA has served as President of FHS' Workers' Compensation Services Division since December 1998. From April 1997 until December 1998, he served as President of FHS' Workers' Compensation Division. Previously, Mr. Costa was a founder of Business Insurance Corporation ("BIC"), and he played a significant role in its acquisition of California Compensation Insurance Company in 1988 and its ultimate sale to FHC in August 1993.

    MS. COUGHLIN has served as President and Chief Executive Officer of the Northeast Division of the Company since October 1998. From 1992 until 1998, she served as President of one of the two operating divisions of Humana, Inc. ("Humana"), a leading national health care company. Prior thereto, Ms. Coughlin served as Vice President and General Manager of Humana in Chicago, Illinois, and before that she served as a Vice President of Humana Health Plans of Kentucky. Currently she serves on the boards of several organizations, including The Governor of Connecticut's Council on Economic Competitiveness and Technology, NeuroSource, Inc., Community Physicians Network, Inc. and Today's Chicago Woman Foundation.

    MR. ERWIN became Executive Vice President and Chief Financial Officer of the Company in March 1998. From 1994 until 1997, he served as Executive Vice President and Chief Financial Officer for U.S. Bancorp, a major superregional bank holding company based in Portland, Oregon. U.S. Bancorp was acquired by First Bank System in 1997. From 1987 to 1994, Mr. Erwin served as Treasurer of Boston-based BayBanks, Inc. BayBanks was a major retail bank in Boston. Mr. Erwin is also a member of the Board of Directors and Chairman of the Audit Committee of Summit Design, Inc., a Beaverton, Oregon-based technology company. Summit is a leading supplier of software tools designed to solve the integrated circuit engineering problems caused by increasing chip complexity.

    MS. MAYHEW became Senior Vice President Human Resources of the Company in April 1999. Prior to joining the Company, she served as Senior Vice President Organization Development of Southern New England Telecommunications Company ("SNET"), a northeast regional information, entertainment and telecommunications company based in Connecticut. SNET was acquired by SBC Communications, Inc. in October 1998. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President Human Resources, since 1972.

    MR. MUNNO has served as President and Chief Operating Officer of the Company's Arizona Division since June 1998. Previously, he served as President and Chief Operating Officer of the Company's Arizona operations from January 1995 until June 1998 (both before and after the Company's acquisition of FHC). Prior thereto, Mr. Munno served as President and Chief Operating Officer of FHC's Specialty Services Group. Mr. Munno joined FHC in 1991 as Vice President of Sales and was promoted to Senior Vice President and Chief Marketing Officer in 1992. Prior to joining FHC, he served as Vice President of the Insurance Products Division of Equicor Inc. ("Equicor"), a national employee benefits company based in Nashville, Tennessee.

    MR. NATT was President of FHS Northeast Division from January 1998 until October 1998, from which time he served in an executive capacity until December 31, 1998 to assist in the transition of such position to Karen Coughlin. Previously, he served as President and Co-Chief Executive Officer of Physicians Health Services, Inc. ("PHS"), now a subsidiary of the Company, from August 1996 until December 1997, when the Company acquired PHS. From 1985 through August 1996, Mr. Natt served as Chief Operating Officer of PHS.

    MS. TELLEZ has served as President of the Company's California Division since November 16, 1998. Formerly, she served as President and Chair of Prudential Healthcare Plan of California, Inc., responsible for operations in California, Colorado and Arizona. Prior to joining Prudential in 1997, Ms. Tellez served as Senior Vice President and regional Chief Executive Officer of Blue Shield of California. Ms. Tellez began her career in health care in 1978 with Kaiser Foundation Health Plan, where she held several executive positions during her sixteen year tenure culminating with serving as Vice President and Regional Manager of the Hawaii Plan. Currently, Ms. Tellez serves as a member of the Board of Directors of several organizations, including Golden State Bancorp Inc., Institute for Medical Quality, California Association of Health Plans, Holy Names College, Asian Community Mental Health Services and The Institute for the Future, in Menlo Park, California.

    MR. TERRELL became Senior Vice President and Chief Technology Officer for the Company in January 1998. Previously, he served as Executive Vice President of Technology Services for Banc One Corp. ("Banc One") and President of Information Services, a division of Banc One Services Corporation in Columbus, Ohio. As President of Information Services, Mr. Terrell was responsible for the $350 million technology budget for Banc One, a multi-state banking company and the parent of Banc One Services. Prior to joining Banc One in 1992, Mr. Terrell held information technology positions with Security Pacific Automation Company, a wholly-owned subsidiary of Security Pacific Corporation. He also held information technology positions with University Computing Company in Dallas, Texas and International Business Machines Corporation in Oak Park, Michigan.

    MR. VELASQUEZ became President of FHS Government Operations Division upon consummation of the FHS Combination, and President of FHS Specialty Services Division in September of 1997. Prior to the FHS Combination, Mr. Velasquez served as President and Chief Operating Officer of FHC's California HMO. Prior to this position, Mr. Velasquez served as President and Chief Operating Officer of FHC's managed behavioral health care organization and as President and Chief Operating Officer of Specialty Services for FHC. Prior to joining FHC, Mr. Velasquez served as Chief Financial Officer/General Manager of Managed Health Network (now a FHS subsidiary). He also served as Vice President, Controller of Equicor.

    MR. WESTEN became Senior Vice President, General Counsel and Secretary of the Company upon consummation of the FHS Combination. Mr. Westen served as Senior Vice President, General Counsel and Secretary of HSI since April 1995. Mr. Westen also serves as a director of certain subsidiaries of the Company. Mr. Westen has served as Senior Vice President, General Counsel and Secretary of QualMed since February 1994, and served as Vice President of Administration of QualMed from August 1993 until February 1994. Since February 1995, he has served as a director of QualMed. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed since joining QualMed in March 1992 until August 1993. From September 1986 until March 1992, Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following information relates to transactions during 1998 by the Company with certain directors and executive officers of the Company.

    Mr. Bouchard, a director of the Company, is Senior Vice President, Human Resources of International Business Machines Corporation ("IBM"). During 1998, the Company and its subsidiaries engaged IBM as a consultant with respect year 2000 and other issues. During 1998, the Company paid to IBM approximately $8.0 million in consulting fees.

    Gov. Deukmejian, a director of the Company, is a partner in the law firm of Sidley & Austin. The Company and certain of its subsidiaries paid Sidley & Austin approximately $1.0 million in fees for legal services rendered to the Company and certain of its subsidiaries in 1998.

    Since January 1, 1998, each of the following executive officers of the Company received one-time loans from the Company in the amounts indicated in connection with their hire or relocation: Cora Tellez ($400,000), Karen Coughlin ($100,000), Steven Erwin ($125,000), Karin Mayhew ($300,000) and B. Curtis
Westen ($250,000). The loans accrue interest at the Prime Rate and each is payable upon demand by the Company in the event of a voluntary termination of employment of the respective officer or termination for Cause (as defined in their respective employment agreements). The principal and interest of the loans will be forgiven by the Company at varying times between one and five years after the date of hire or relocation of the respective officers. A loan will be forgiven prior to such time in the event the respective officer's employment is terminated involuntarily without Cause, voluntarily due to Good Reason following a Change of Control (each as defined in their respective employment agreements), or due to death or disability. As of April 1, 1999, the full amount of principal and interest under each of the loans was outstanding, except for the loan to Steven Erwin which has been forgiven in full.

    Under the relevant provisions of California law, when a corporation converts from nonprofit to for-profit corporate status, the equivalent of the fair market value of the nonprofit corporation must be contributed to a successor charity that has a charitable purpose consistent with the purposes of the nonprofit entity. The CWF was formed to be the charitable recipient of the conversion settlement when Health Net (a subsidiary of the Company) effected a conversion from nonprofit to for-profit status, which occurred in February 1992 (the "Conversion"). In connection with the Conversion, Health Net issued to the CWF promissory notes in the original principal amount of $225 million (the "CWF Notes") and shares of Class B Common Stock (which immediately prior to the HSI Combination were split to become 25,684,152 shares of Class B Common Stock then held by the CWF). While such shares are held by the CWF, they are entitled to the same economic benefit as Class A Common Stock, but are non-voting in nature. If the CWF sells or transfers such shares to an unrelated third party, they automatically convert into shares of Class A Common Stock.

    Pursuant to the Amended California Wellness Foundation Shareholder Agreement, dated as of January 28, 1992 (the "CWF Shareholder Agreement") by and among the Company, the CWF and certain stockholders of HN Management Holdings, Inc., a predecessor to the Company ("HNMH"), named therein, the CWF was subject to various volume and manner of sale restrictions specified in the CWF Shareholder Agreement which limited the number of shares of Class B Common Stock that the CWF could dispose of prior to December 31, 1998.

    Pursuant to certain agreements with the CWF, the Company redeemed 4,550,000 shares of Class B Common Stock from the CWF on June 27, 1997. The CWF has also sold shares of Class B Common Stock to unrelated third parties, which shares of common stock automatically converted into shares of Class A Common Stock at the time of such sales.

    On February 25, 1998, the CWF notified the Company of its intention to sell up to 8,026,000 shares of Class B Common Stock pursuant to the Registration Rights Agreement between the Company and the CWF dated March 2, 1995 (the "CWF Registration Rights Agreement") in an underwritten public offering. Pursuant to the terms of the CWF Registration Rights Agreement, the Company upon receipt of a notification under such agreement must prepare and file a registration statement with respect to such shares with the Securities and Exchange Commission as expeditiously as possible but in no event later than 90 days following receipt of the notice, subject to certain exceptions. Pursuant to the terms of a letter agreement dated June 1, 1998 between the CWF and the Company (the "Letter Agreement"), the Company provided its consent under the CWF Registration Rights Agreement to permit the CWF to sell certain shares of Class B Common Stock in private sales transactions (subject to the terms and conditions set forth in the Letter Agreement) in lieu of such underwritten public offering. Effective June 18, 1998, the CWF sold 5,250,000 shares of Class B Common Stock to unrelated third parties in accordance with the Letter Agreement, which shares of Class B Common Stock sold by the CWF automatically converted on a one-for-one basis into shares of Class A Common Stock. Pursuant to the terms of the Letter Agreement, all of such 5,250,000 shares sold reduced the number of shares subject to registration under the CWF Registration Rights Agreement on a one-for-one basis. As a result of such sales, the CWF currently holds 5,047,642 shares of Class B Common Stock. As of December 31, 1998, approximately $17,646,000 in principal amount remained outstanding under the CWF Notes.

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Members of the Board of Directors are elected by the holders of Class A Common Stock of the Company and represent the interests of all stockholders. The Board of Directors meets periodically to review significant developments affecting the Company and to act on matters requiring board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself.

    The Company's Board of Directors met a total of nine times in 1998. Each member of the Board of Directors of the Company was present for 75% or more of the total number of meetings of such Board of Directors and of all committees of such Board of Directors in 1998 on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The By-Laws provide that during the Transition Period, the Audit Committee, the Committee on Directors and the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors will each consist of four independent directors, two of whom shall be HSI Designees and two of whom shall be FHC Designees, and the Finance Committee will consist of an equal number of FHC Designees and HSI Designees. During the Transition Period, the Chairman of each of the Committee on Directors and the Audit Committee will be selected from the FHC Designees and the Chairman of each of the Compensation Committee and the Finance Committee will be selected from the HSI Designees. Following the Transition Period, a majority of the Board of Directors will select the directors to serve on the committees of the Board of Directors. In addition to the foregoing committees, in 1998 the Board of Directors established an Advisory Committee comprised of two FHC Designees and two HSI Designees.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors of the Company currently consists of Messrs. Deukmejian, Farley, Fowler (Chairman) and Stegemeier, each of whom is a non-employee director. This committee is directed to review the scope, cost and results of the independent audit of the Company's books and records, the results of the annual audit with management and the internal auditors and the adequacy of the Company's accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to approve the appointment or removal of the independent audit manager; to consider proposals made by the Company's independent auditors for consulting work; to oversee the Company's compliance with certain regulatory programs to deter fraud and abuse; and to report to the Board of Directors, when so requested, on any accounting or financial matters. The Company's Audit Committee held eleven meetings in 1998.

    COMMITTEE ON DIRECTORS. The Committee on Directors (formerly named the Nominating Committee) of the Board of Directors of the Company currently consists of Messrs. Deukmejian, Greaves, Hanselman (Chairman) and Foley. The Committee on Directors is responsible for reviewing qualifications of individuals suggested as possible candidates for election as directors of the Company from whatever sources such suggestions arise. In connection with that direction, the Committee on Directors nominated for reelection each of the four Class III directors, all of whose current terms expire at the Annual Meeting. Stockholders who wish to propose nominations for directors for consideration at the 2000 Annual Meeting of Stockholders may do so in accordance with the procedures described below under "REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATIONS OF DIRECTORS BY STOCKHOLDERS--Nominations for the Board of Directors." The Company's Committee on Directors held three meetings in 1998.

    COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation Committee currently consists of Messrs. Bouchard (Chairman), Farley, Hanselman and Troubh. Each of the current members is an "outside director" as such term is defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The By-Laws and the policies of the Board of Directors direct the Compensation
Committee: (a) to recommend to the Board of Directors the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the two most highly compensated Corporate Officers (as defined in the By-Laws) of the Company, which recommendations are subject to ratification, modification or rejection by the Board of Directors; (b) to approve the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of up to thirty-five senior officers of the Company and its subsidiaries including the two Corporate Officers covered in (a) above, which senior officers are designated by the Compensation Committee in consultation with management; (c) to review and approve, on a general policy level basis only, the compensation and benefits of officers, managers and employees other than those covered in (a) and (b) above, based on management's presentation of all relevant factors of proposed actions in totality, and advise the Board of Directors of actions taken, and such compensation and benefit matters shall be deemed within the Compensation Committee's general oversight; (d) to recommend to the Board of Directors corporate-wide policies with respect to direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any; (e) to administer and implement the Company's stock option or other stock-based and equity-based benefit plans (the "Plans"), including the review and approval of all grants thereunder; (f) to fulfill the purposes of the Plans including, without limitation, through the conditional grant of options and other benefits under the Plans; (g) to recommend to the Board of Directors any revisions or additions to the Plans; (h) to recommend to the Board of Directors appropriate actions with respect to modification, revision or termination of trusteed employee benefit or welfare plans (such as 401(k) or pension plans), with action with respect to such trusteed plans being reserved to the Board of Directors; and (i) to review and report to the Board of Directors, when so requested, on any compensation matter. In 1998, the Company's Compensation Committee held nineteen meetings.

    FINANCE COMMITTEE. The Finance Committee of the Board of Directors of the Company currently consists of Messrs. Greaves, Hanselman and Troubh. During 1998, and until retirement from the Board of Directors in March of 1999, Dr. Hasan was also a member (and chairman) of the Finance Committee. This committee is directed and empowered to review the Company's investment policies and guidelines; monitor performance of the Company's investment portfolio; in coordination with the Audit Committee, review the Company's financial structure and operations in light of the Company's long-term objectives; and review and recommend to the Board of Directors appropriate action on proposed acquisitions and divestitures. Among other responsibilities, the Committee establishes appropriate authority levels for various officials of the Company with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures. The Committee also reviews and recommends appropriate action with respect to the Company's short- and long-term debt structure. The Company's Finance Committee held five meetings in 1998.

    ADVISORY COMMITTEE. The Advisory Committee of the Board of Directors currently consists of Messrs. Deukmejian, Foley, Greaves and Hanselman. This committee's responsibilities include consulting with the Chief Executive Officer on Company operations and organizational initiatives; monitoring the areas of Company performance, personnel evaluation and recruitment; and providing counsel on other matters as requested by the Chief Executive Officer. The Company's Advisory Committee held three meetings in 1998.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                  EXECUTIVE COMPENSATION FOR FISCAL YEAR 1998

INTRODUCTION AND BACKGROUND

    The following report is provided in accordance with the rules of the Securities and Exchange Commission and covers compensation policies applicable to the executive officers of Foundation Health Systems, Inc. (the "Company") during 1998. The report has been approved by the members of the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Compensation Committee").

    In 1998, the Compensation Committee was compromised of four "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")): Messrs. Bouchard (Chairman), Hanselman, Farley and Troubh. As of the date of this report, the Compensation Committee continues to be comprised of these four members.

    Under the Company's By-Laws, the Compensation Committee is responsible for recommending to the Board of Directors the compensation levels of the Chief Executive Officer and the most highly compensated officer other than the Chief Executive Officer and approving the compensation levels of certain other senior executives, including the "Named Executive Officers" listed below in the Summary Compensation Table. The Compensation Committee is also responsible for the administration of the Company's stock option and other stock-based and equity-based plans.

COMPENSATION PHILOSOPHY

    The Compensation Committee designed the current compensation system to include three components: base salary, short-term incentive pay in the form of an annual cash bonus opportunity and long-term equity-based incentive compensation. Compensation decisions were based upon competitive market pay practices, corporate or unit performance and individual contributions. The Compensation Committee, with the assistance of independent consultants, developed base line and target compensation levels based on a comprehensive analysis of pay practices of a group of eight publicly traded healthcare organizations with annual revenues ranging from $4.2 billion to $18.8 billion. These companies comprise the "Selected Peer Group" in the stock performance graph set forth later in this Proxy Statement.

    The Compensation Committee's philosophy is to establish base salaries below the median for the peer group, but to provide an opportunity for total cash compensation (base salary plus annual cash bonus) to reach the top quartile based on corporate performance. In this way, the Compensation Committee seeks to have a significant portion of annual compensation at risk. The Compensation Committee used stock options in 1998 to directly align executive's long-term financial interests with the stockholders and advance the interests of the Company by attracting and retaining talented executives. Stock options are considered effective long-term incentives by the Compensation Committee because an executive receives a gain only if the Company's stock value increases and its stockholders also receive a gain. The Compensation Committee intends to continue to use stock options as the primary element of long-term compensation for the Company's executive officers.

    The options granted in 1998 provide for termination of the options and a "clawback" of realized gains if the executive joins a competitor of the Company within six months after termination of employment, and the options also include a provision prohibiting any activities competitive to the Company for a period of up to twelve months post-termination.

BASE SALARY

    During 1998, the base salary levels of Dr. Hasan and Dr. Berkbigler were governed by their respective employment agreements that became effective in connection with the merger in 1994 involving Health Net and QualMed, Inc. that formed Health Systems International, Inc. ("HSI"), which employment agreements provided for salary increases of a minimum of 7% per year. Dr. Hasan's employment agreement was amended and restated in 1997 in connection with the merger transaction involving HSI and Foundation Health Corporation that was consummated on April 1, 1997. In connection with Dr. Hasan's retirement in August 1998, the Company entered into an Early Retirement Agreement with Dr. Hasan. Mr. Gellert's base salary was increased to $500,000 in August 1997 upon his promotion to President and Chief Operating Officer of the Company. When Mr. Gellert was promoted to President and Chief Executive Officer of the Company in August 1998, his annual base salary remained the same. Mr. Gellert's current annual base salary of $500,000 is well below the 25(th) percentile of the selected peer group. The base salary of each of Messrs. Velasquez and Costa reflects the base salary established for certain executive officers of the Company based on the compensation analysis referenced above prepared by the Company's independent consultants. Finally, Mr. Natt's base salary was set in his employment agreement with the Company which was negotiated at the time of the Company's acquisition of Physicians Health Services, Inc. in December of 1997.

ANNUAL CASH BONUS

    Pursuant to the Company's Performance-Based Annual Bonus Plan (the "Bonus Plan") applicable for 1998 previously adopted by its stockholders, annual cash bonuses for the Named Executive Officers, including the Chief Executive Officer, are based on consolidated income from operations before taxes, as determined in accordance with generally accepted accounting principles. As described below, no bonuses were paid under the Bonus Plan for the Company's last fiscal year.

    Under the Bonus Plan, a cash bonus pool in the amount of $7.5 million is established, provided that the annual performance goal of more than $250 million of consolidated income from operations before taxes is achieved. Under the Bonus Plan, such consolidated income is to be determined under generally accepted accounting principles consistently applied, excluding any nonrecurring or extraordinary charges. Subject to review and certification by the Compensation Committee, each participant was eligible to receive a pro rata share of the bonus pool based on the relationship at the beginning of the relevant year of his salary to the combined salaries of all participants. Under the terms of the Bonus Plan, the Compensation Committee retains the discretion to reduce or eliminate awards to any participant based on its consideration of any extraordinary changes which may have occurred during the year as well as business performance criteria such as net income, cash flow, earnings per share and other relevant strategic considerations. It is the intent of the Compensation Committee to utilize such discretion in administering the Bonus Plan.

    The performance goal of $250 million in consolidated income from operations before taxes under the Bonus Plan was not met for 1998. As a result, no bonuses were paid under the Bonus Plan for 1998.

STOCK OPTIONS

    During 1998, the Company granted stock options to the Chief Executive Officer and certain of the other Named Executive Officers. In determining the number of options to be granted, the Compensation Committee considered the advice of outside consultants, which was based upon the competitive practices at the group of peer companies, internal equity and each individual executive's position and potential for helping the Company to achieve its long-term objectives. All of such options were granted on December 4, 1998 under the Company's 1997 Stock Option Plan at an exercise price of $12.9375 per share, which was the fair market value of FHS common stock on such date. All of such options vest 100% four and one-half years following the date of grant, and vesting is accelerated if the stock closes at or above $25 per share for 20 consecutive trading days. All of such options have a five-year term and are subject to other standard terms and conditions. As referenced above, all of such options provide for a "clawback" of realized gains if the executive resigns and joins a competitor within six months of termination of employment.

    The Company has also provided benefits for the Named Executive Officers and other senior executives in the event of a change in control. The Named Executive Officers would receive three times base salary plus continued health and welfare benefit coverage for three years if involuntarily terminated (or constructively terminated) within two years after a change in control. Mr. Gellert's change in control benefits equal three times base salary and target bonus. In addition, vesting of stock options accelerates upon a change in control pursuant to the terms of the Company's stock option plan. Change in control benefits are subject to reduction to the extent such reduction would improve the executive's after-tax position by eliminating any excise taxes otherwise imposed on the employee under the parachute payment provisions of the Code. In the event of Mr. Gellert's involuntary termination other than for cause or because of a change in control, he would receive severance benefits equal to three times base salary, one year of target bonus and a two-year consulting agreement with payment equal to twice his target bonus. Under the Company's standard Severance Payment Agreement, terminated executives are precluded from competing with the Company for a period of up to one year post-termination, depending on the applicable circumstances. Mr. Gellert would also be precluded from competing with the Company for a period of one year post-termination.

COMPENSATION DEDUCTIBILITY POLICY

    The Compensation Committee's policy with respect to the tax deductibility of compensation in excess of $1 million payable to each of the Named Executive Officers is to comply with the requirements of Section 162(m) of the Code applicable to qualified performance-based compensation to the extent such compliance is practicable and in the best interest of the Company and its stockholders.

                                          J. Thomas Bouchard, Chairman
                                          Richard W. Hanselman
                                          Thomas T. Farley
                                          Raymond S. Troubh

                                                           Dated: March 31, 1999

STOCK PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Class A Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and a peer group index from January 31, 1994 (the first trading day of the Class A Common Stock) to December 31, 1994, 1995, 1996, 1997 and 1998. The graph assumes that $100 was invested on January 31, 1994 in each of the Class A Common Stock, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

    The Company has created a peer group index that includes the following companies: Humana Inc., PacifiCare Health Systems, Inc., WellPoint Health Networks Inc., United Healthcare Corporation, Oxford Health Plans, Inc., Aetna, Inc., Tenet Healthcare Corporation and Columbia/HCA Healthcare Corporation. The peer group index weighs the constituent companies' stock performance on the basis of market capitalization at the beginning of the period.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FOUNDATION HEALTH
               SYSTEMS, INC., S&P 500 INDEX AND PEER GROUP INDEX
                   FROM JANUARY 31, 1994 TO DECEMBER 31, 1998

                                                                          FOUNDATION HEALTH     S&P 500      SELECTED
                                                                            SYSTEMS, INC.        INDEX      PEER GROUP
                                                                         -------------------  -----------  -------------
January 31, 1994.......................................................       $     100        $     100     $     100
December 31, 1994......................................................       $     147        $      98     $      97
December 31, 1995......................................................       $     156        $     134     $     136
December 31, 1996......................................................       $     120        $     165     $     142
December 31, 1997......................................................       $     107        $     219     $     123
December 31, 1998......................................................       $      58        $     284     $     120

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       FOUNDATION HEALTH       S&P 500      SELECTED

                               SYSTEMS, INC.      INDEX       PEER GROUP
January 31, 1994                        $100       $100             $100
December 31, 1994                       $147        $98              $97
December 31, 1995                       $156       $134             $136
December 31, 1996                       $120       $165             $142
December 31, 1997                       $107       $219             $123
December 31, 1998                        $58       $284             $120

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following tables and descriptive materials set forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, (i) Dr. Hasan and Mr. Gellert, each the Chief Executive Officer of the Company during a portion of 1998, and (ii) each of the four other most highly compensated executive officers of the Company serving as of the end of the 1998 calendar year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                               ----------------------------
                                                                                  AWARDS
                                                                               -------------     PAYOUTS
                                                         ANNUAL COMPENSATION    SECURITIES    -------------
                                                         --------------------   UNDERLYING        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION                              SALARY($)               OPTIONS/        PAYOUTS     COMPENSATION
  WITH THE COMPANY IN 1998                      YEAR        (1)     BONUS ($)     SARS(#)          ($)            ($)
--------------------------------------------  ---------  ---------  ---------  -------------  -------------  -------------
Malik M. Hasan, M.D.........................       1998    848,831    793,000(2)           0            0       3,935,464(3)
  Former Chairman of the Board of                  1997    983,100          0      850,000              0          34,757(4)
  Directors and Chief Executive Officer            1996    937,417    800,000      300,000              0         843,334(5)

Jay M. Gellert..............................       1998    500,000          0      500,000              0             894(6)
                                                   1997    450,000          0      600,000              0             866(7)
  President and Chief Executive Officer            1996    247,917(8)         0     100,000             0           3,278(9)

Dale T. Berkbigler, M.D.....................       1998    412,776          0      200,000              0           5,738(10)
  Executive Vice President and Chief               1997    385,200          0      175,000              0           4,336(11)
  Medical Officer                                  1996    360,000          0       92,000              0           2,633(12)

Gary S. Velasquez...........................       1998    350,000          0      200,000              0           5,426(13)
  President of FHS Specialty Services and          1997    316,347          0      175,000              0           5,317(14)
    Government Operations Division                 1996    272,502    135,000       26,000              0           3,646(15)

Maurice Costa...............................       1998    350,000    125,000            0              0          34,585(16)
  President of FHS Workers' Compensation           1997    350,000          0      175,000              0          36,071(17)
    Services Division                              1996    320,579    430,000       26,000              0          35,061(18)

Robert Natt(19).............................       1998    320,000    250,000            0              0           2,362(20)
  Former President of FHS Northeast                1997    330,417    170,406      150,000              0             409(21)
  Division                                         1996    260,000    136,175            0              0           2,308(22)

------------------------

 (1) Includes amounts deferred pursuant to the FHC Deferred Compensation Plan and the Company's (and FHC's) Profit Sharing and 401(k) Plans.

 (2) Represents a pro-rata portion of Dr. Hasan's 1998 target bonus which was paid pursuant to the terms of the Early Retirement Agreement entered into with the Company in connection with his retirement in August of 1998.

 (3) This amount includes an aggregate of $3,915,000 paid to Dr. Hasan pursuant to the Early Retirement Agreement entered into with the Company in connection with his retirement in August of 1998. In addition, this amount includes $4,800 in matching contributions under the Company's 401(k) Plan and $1,411 in premiums paid by the Company on a life insurance policy. This amount does not include payments received by Dr. Hasan under the Company's current SERP after his retirement from the Company or the value of the accounts transferred to Dr. Hasan under his deferred compensation arrangement with the Company or the Company's old SERP in connection with his retirement from the Company.

 (4) This amount includes $2,969 in matching contributions under the Company's 401(k) Plan, $25,754 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Dr. Hasan under a split-dollar life insurance program and $6,034 in premiums paid by the Company on a life insurance policy.

 (5) This amount includes $818,918 in accrued employer contributions under the Company's prior SERP, $2,375 in matching contributions under the Company's 401(k) plan, $17,991 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Dr. Hasan under a split-dollar life insurance program and $4,050 in premiums paid by the Company on a life insurance policy.

 (6) Represents premiums paid by the Company on a life insurance policy.

 (7) Represents premiums paid by the Company on a life insurance policy.

 (8) Mr. Gellert joined the Company as an officer in June 1996 and this base salary therefore represents only the seven months of 1996 during which he was so employed.

 (9) Represents premiums paid by the Company on a life insurance policy.

 (10) This amount includes $5,000 in matching contributions under the Company's 401(k) Plan and $738 in premiums paid by the Company on a life insurance policy.

 (11) This amount includes $2,969 in matching contributions under the Company's 401(k) Plan and $1,367 in premiums paid by the Company on a life insurance policy.

 (12) This amount includes $1,067 in matching contributions under the Company's 401(k) plan and $1,566 in premiums paid by the Company on a life insurance policy.

 (13) This amount includes $4,800 in matching contributions under the Company's 401(k) Plan and $626 in premiums paid by the Company on a life insurance policy.

 (14) This amount includes $4,750 in matching contributions under the Company's 401(k) Plan and $567 in premiums paid by the Company on a life insurance policy.

 (15) This amount includes $3,538 in matching contributions under the Company's 401(k) Plan and $108 in premiums paid by the Company on a life insurance policy.

 (16) This amount includes $4,000 in matching contributions under the Company's 401(k) Plan, $29,959 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Mr. Costa under a split dollar life insurance program and $626 in premiums paid by the Company on a life insurance policy.

 (17) This amount includes $3,964 in matching contributions under the Company's 401(k) Plan, $31,481 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Mr. Costa under a split dollar life insurance program and $626 in premiums paid by the Company on a life insurance policy.

 (18) This amount includes $3,580 in matching contributions under the Company's 401(k) Plan, $31,373 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Mr. Costa under a split dollar life insurance program and $108 in premiums paid by the Company on a life insurance policy.

 (19) Mr. Natt became an officer of the Company on December 31, 1997 in connection with the Company's acquisition of Physicians Health Services, Inc. All items of compensation included for periods prior to December 31, 1997 represent compensation paid by Physician's Health Services, Inc.

 (20) Represents $535 in premiums paid by the Company on a life insurance policy and $1,727 in premiums paid by the Company on an excess disability insurance policy.

 (21) Represents premiums paid by the Company on a life insurance policy.

 (22) Represents $409 in premiums paid by the Company on a life insurance policy and $1,899 in premiums paid by the Company on an excess disability insurance policy.

OPTION GRANTS IN 1998

    The following table summarizes option grants in 1998 to the Named Executive Officers of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE VALUE
                                            NUMBER OF
                                           SECURITIES       % OF TOTAL                                AT ASSUMED ANNUAL RATES OF
                                           UNDERLYING      OPTIONS/SARS     EXERCISE OR                STOCK PRICE APPRECIATION
                                          OPTIONS/SARS      GRANTED TO      BASE PRICE                    FOR OPTION TERM(B)
                                             GRANTED       EMPLOYEES IN         (A)      EXPIRATION   --------------------------
NAME                                         (#) (A)        FISCAL YEAR      ($/SHARE)      DATE         5% ($)       10% ($)
----------------------------------------  -------------  -----------------  -----------  -----------  ------------  ------------
Malik M. Hasan, M.D.....................            0                0%            N/A          N/A   $          0  $          0
Jay M. Gellert..........................      500,000              6.2%      $ 12.9375      12/4/03   $  1,787,196  $  3,949,237
Dale T. Berkbigler, M.D.................      200,000(c)           2.5%      $ 12.9375      12/4/03   $    714,879  $  1,579,695
Gary S. Velasquez.......................      200,000              2.5%      $ 12.9375      12/4/03   $    714,879  $  1,579,695
Maurice Costa...........................            0                0%            N/A          N/A   $          0  $          0
Robert Natt.............................            0                0%            N/A          N/A   $          0  $          0

------------------------

(a) All options granted in 1998 to the Named Executive Officers were non-qualified stock options granted pursuant to the Company's 1997 Stock Option Plan. All such grants provide for vesting of 100% of the options on the date four and one-half years after the date of grant (June 4, 2003), and have a five year term. All 1998 grants to the Named Executive Officers were at an exercise price equal to the closing sales price of the Class A Common Stock on the NYSE on the date on which such grants were made.

(b) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with the exercise. The amounts shown are the assumed rates of appreciation only, and do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Class A Common Stock, continued employment of the optionee through the term of the option and other factors.

(c) The option grant evidencing these options was expressly conditioned upon the Company and Dr. Berkbigler agreeing to certain amendments to his employment agreement with the Company. Because such amendments are still under negotiation, effectiveness of the option grant is still pending.

OPTION EXERCISES IN 1998

    The following table summarizes the number and value of options exercised during 1998, as well as the number and value of unexercised options as of December 31, 1998, held by the Named Executive Officers of the Company.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                           SECURITIES                  VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED                IN-THE-MONEY
                                          SHARES                       OPTIONS/SARS/AS OF               OPTIONS/SARS AS OF
                                        ACQUIRED ON     VALUE         DECEMBER 31, 1998(A)             DECEMBER 31, 1998(B)
                                         EXERCISE     REALIZED    ----------------------------  ----------------------------------
NAME                                        (#)          ($)      EXERCISABLE(C) UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
--------------------------------------  -----------  -----------  -------------  -------------  ---------------  -----------------
Malik M. Hasan, M.D...................      40,000(d)  $ 670,000      663,332         836,668      $       0         $       0
Jay M. Gellert........................           0    $       0       200,000       1,000,000      $       0         $       0
Dale T. Berkbigler, M.D...............      15,000    $ 175,625       108,999         383,001(e)    $       0        $       0
Gary S. Velasquez.....................           0    $       0        99,933         316,667      $       0         $       0
Maurice Costa.........................           0    $       0       130,916         125,334      $       0         $       0
Robert Natt...........................           0    $       0       150,000               0      $       0         $       0

------------------------

(a) The exercise price of outstanding options at December 31, 1998 ranges from $12.9375 to $44.06 per share. Options to purchase an aggregate of 400,000 shares held by Dr. Hasan have an exercise price of either 115% or 125% of the fair market value of the underlying shares on the date of grant, and all other options held by Dr. Hasan and the other Named Executive Officers have exercise prices equal to the fair market value of the underlying shares on the date of grant.

(b) Based on the difference between the closing price of $11.875 of Class A Common Stock on the NYSE on December 31, 1998 (the last trading day in 1998) and the option exercise price.

(c) Under the terms of the Company's Second Amended and Restated 1991 Stock Option Plan, all outstanding options on October 1, 1996 of Dr. Hasan, Mr. Gellert and Dr. Berkbigler became exercisable on October 1, 1996 as a result of approval by the Board of Directors of the FHS Combination. Under the terms of the employment agreement between each of Mr. Velasquez and Mr. Costa and FHC, options granted to Mr. Velasquez and Mr. Costa under the FHC 1990 Stock Option Plan and outstanding as of such date became exercisable on April 1, 1997 upon consummation of the FHS Combination.

(d) An aggregate of 16,797 shares otherwise issuable were withheld from the exercise by Dr. Hasan of nonqualified stock options to purchase 40,000 of the Company's Class A Common Stock at an exercise price of $12.125 per share (which exercise price was equal to the fair market value of the underlying shares on the date of grant) to satisfy exercise price and tax withholding obligations, with the result that 23,203 net shares of Class A Common Stock were issued to Dr. Hasan in the exercise.

(e) Includes options to purchase 200,000 shares of Class A Common Stock, which options are expressly conditioned upon the Company and Dr. Berkbigler agreeing to certain amendments to his employment agreement with the Company. Because such amendments are still under negotiation, effectiveness of such option grant is still pending.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAMS

    HSI had in effect through December 31, 1995 a Supplemental Executive Retirement Plan ("SERP") program that allowed executives to defer income on a non-qualified pre-tax basis. A new SERP was approved by HSI effective January 1, 1996. The new SERP ensures that executives who retire upon or after age 62 and who have worked for HSI or a predecessor organization for at least 15 years receive 50% of average pay (salary and bonus) when combined with Social Security and all other employer provided retirement benefits provided under current and prior programs. These programs include the accumulated value of Company contributions to the Company's 401(k) plan and benefits accrued under the prior SERP. Executives with less than 15 years of service at age 62 will receive a reduced benefit under the new SERP, and executives must accrue at least five years of service to receive a partial benefit. Those terminating with between 5 and 10 years of service are entitled to receive a partial benefit, and executives who terminate with 10 or more years of service will be 100% vested on earned benefits. Monthly accrued benefits payable at age 62 and accrued through December 31, 1998 under this program for the Named Executive Officers other than Dr. Hasan are: Dr. Berkbigler, $6,788; Mr. Gellert, $2,122; Mr. Velasquez, $0; Mr. Costa, $0; and Mr. Natt, $0. As part of his Early Retirement Agreement with the Company described below, Dr. Hasan commenced receiving benefits in the amount of $47,433 per month under the new SERP.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    EMPLOYMENT AGREEMENT WITH DR. HASAN. On March 10, 1997, in connection with the FHS Combination, the Company entered into an amended and restated employment letter agreement with Dr. Hasan effective as of January 1, 1997 (the "Hasan Agreement"). The Hasan Agreement had a five-year term beginning on the Effective Date, with an automatic one-year extension on each anniversary of the agreement. The Hasan Agreement provided for a three-year stay bonus to be paid for the fiscal years ending 1997, 1998 and 1999. The stay bonus was subject to certain performance objectives as set forth in the Hasan Agreement.

    If the Company terminated the employment of Dr. Hasan without "cause" or if Dr. Hasan terminated his employment for "good reason" (each as defined in the Hasan Agreement), during the period commencing on the effective date of such termination and ending 36 months after the date of such termination, the Company would pay to Dr. Hasan his base salary and an amount equal to his average annual bonus for the preceding three years, and continue his medical, health and accident insurance at the same coverage level maintained for his benefit immediately prior to the date of termination.

    On August 6, 1998, the Company and Dr. Hasan entered into an Early Retirement Agreement (the "Retirement Agreement") pursuant to which Dr. Hasan resigned as Chief Executive Officer of the Company. The Retirement Agreement provided for the payment of $165,000 to Dr. Hasan for his service as Chairman of the Board of Directors and in lieu of the annual retainer and fees paid to non-employee directors, and that Dr. Hasan would not entitled to participate in any incentive or benefit program or to receive any stock options or equity awards generally made available to non-employee directors. In consideration of the cancellation of the Hasan Agreement, Dr. Hasan received a lump sum payment of $2,000,000. Dr. Hasan also received a pro rata executive bonus for the portion of the year for which he served as Chief Executive Officer. Medical coverage will continue to be provided for Dr. Hasan and his spouse until they individually attain age 65. Under the Retirement Agreement, all stock options of Dr. Hasan become exercisable at the same time and to the same extent as prior to his retirement, provided that any option becoming exercisable after the date of the Retirement Agreement will terminate as of May 31, 2001. As consideration for a mutual release of claims provided pursuant to the Retirement Agreement, Dr. Hasan also received a lump sum payment of $1,750,000.

    EMPLOYMENT AGREEMENT WITH MR. GELLERT. Mr. Gellert has a revised Employment Letter Agreement with the Company dated August 22, 1997 (the "Gellert Agreement"). Under the Gellert Agreement, during the term of his employment Mr. Gellert is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Mr. Gellert also is reimbursed for reasonable business expenses in performing his duties and is provided with a monthly automobile allowance.

    The Gellert Agreement provides Mr. Gellert with two potential severance arrangements. If during a two-year period following a "change-of-control" transaction, the Company terminates the employment of Mr. Gellert or he voluntarily resigns for "good reason" (each as defined in the Gellert Agreement) he will receive severance pay equal to three years of his then current annual base salary and target bonus. Under the Gellert Agreement such severance pay may not exceed the applicable limitations under Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments") but the Company agrees to consider in good faith proposals to restructure such pay in the event such pay is limited by Section 280G.

    If the Company terminates the employment of Mr. Gellert other than following a change-of-control or for "just cause" (as defined in the Gellert Agreement), Mr. Gellert will be entitled to receive a severance payment equal to three years of his then current annual base salary and target bonus. In addition, the Company will engage Mr. Gellert as a consultant for a consulting fee equal to two years of his then target bonus and all stock options which are vested on the date of his termination shall remain exercisable during the term of his service as a consultant. These severance payments will be made to Mr. Gellert on a monthly basis for a three-year period. Such severance and consulting payments are contingent upon Mr. Gellert's compliance with the non-compete provisions set forth in the Gellert Agreement.

    EMPLOYMENT AGREEMENT WITH DR BERKBIGLER. Dr. Berkbigler has an Employment Agreement with the Company (the "Berkbigler Agreement") which became effective and was assumed by the Company upon consummation of the HSI Combination. The Berkbigler Agreement has a five-year term, with an automatic one-year extension on each anniversary of the agreement.

    The Berkbigler Agreement provides for a minimum 7% increase in annual salary each year. During the term of his employment, Dr. Berkbigler is eligible to participate in the various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Dr. Berkbigler also is reimbursed for reasonable business expenses in performing his duties.

    If the Company terminates the employment of Dr. Berkbigler without "cause" or if Dr. Berkbigler terminates his employment for "good reason" (each as defined in the Berkbigler Agreement), during the period commencing on the effective date of such termination and ending 36 months after the date of such termination, the Company will pay to Dr. Berkbigler his base salary and shall continue his medical, health and accident insurance at the same coverage level maintained for his benefit immediately prior to the date of termination.

    EMPLOYMENT AGREEMENT WITH MR. VELASQUEZ. Pursuant to the FHS Combination, the Company assumed the three-year employment letter agreement between Foundation Health Corporation and Mr. Velasquez dated May 1, 1996 (the "Velasquez Agreement"). Under the Velasquez Agreement, Mr. Velasquez is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans of the Company. Mr. Velasquez is also reimbursed for reasonable business expenses in performing his duties.

    The Velasquez Agreement provides Mr. Velasquez with two potential severance arrangements. If during a two-year period following a "change-of-control" transaction, the Company terminates the employment of Mr. Velasquez or he voluntarily resigns for "good reason" (each as defined in the Velasquez Agreement), he will receive severance payments equal to one and one-half years of his then current annual base salary, his awards under benefit plans will become fully vested, and he will continue to participate in the Company's group insurance plans for a period of one year. Such severance payments will not exceed the applicable limitations under Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments").

    If the Company terminates the employment of Mr. Velasquez other than following a change-of-control or for "cause" or "disability" (as defined in the Velasquez Agreement), Mr. Velasquez will be entitled to receive a severance payment equal to his then current annual base salary payable ratably over twelve months. In addition, Mr. Velasquez will continue to participate in the Company's insurance plans for a period of one year. Under the Velasquez Agreement, any such payments made to Mr. Velasquez will be reduced to the extent they would exceed the applicable limitations under Section 280G (to avoid penalty taxes and deductions limitations on "excess parachute payments") or Section 4999 (for Mr. Velasquez to avoid excise taxes) of the Code.

    EMPLOYMENT AGREEMENT WITH MR. COSTA. The Company entered into a three-year employment letter agreement with Mr. Costa dated December 31, 1997 (the "Costa Agreement"). The Costa Agreement provides for a special bonus at the commencement of the employment term and a retention bonus payable one-half at the time of commencement and one-half on the first anniversary of commencement. In return for such bonus provisions, Mr. Costa agreed to forfeit 60,000 shares of common stock underlying options previously granted to him. Under the Costa Agreement, Mr. Costa is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans of the Company. Under the Costa Agreement, Mr. Costa is also reimbursed for reasonable business expenses in performing his duties.

    The Company and Mr. Costa entered into a Severance Payment Agreement dated April 6, 1998 (the "Costa Severance Agreement"). Under the Costa Severance Agreement, in the event Mr. Costa's employment is terminated without cause within two years of a Change of Control or he voluntarily terminates his employment for Good Reason (each as defined in the Costa Severance Agreement), Mr. Costa shall be entitled to a lump sum payment equal to three times his then current base salary and continuation of all health and welfare benefit coverage for a period of three years. If termination of Mr. Costa's employment without cause occurs at any time other than within two years after a Change of Control (as defined in the Costa Severance Agreement), Mr. Costa shall be entitled to a lump sum payment equal to one times his then current base salary. Any such severance payments shall be reduced so as not to exceed the limitations under
Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments").

    EMPLOYMENT AGREEMENT WITH MR. NATT. The Company entered into a three-year employment letter agreement with Mr. Natt dated December 31, 1997 (the "Natt Agreement") in connection with the Company's acquisition of Physician Health Services, Inc. (of which entity Mr. Natt served as President). Under the Natt Agreement, Mr. Natt was eligible to participate in various insurance, pension, and other fringe benefit plans of the Company, but was not eligible to participate in any equity-based or incentive plans of the Company (other than the grant of stock options awarded at the time of entering into the Natt Agreement) unless the term of the Natt Agreement was extended. Mr. Natt was also reimbursed for reasonable business expenses in performing his duties. In addition, the Natt Agreement provided for the payment of a special bonus at the commencement of employment and a retention bonus payable on each of the first and second anniversaries of the commencement date.

    The Natt Agreement provided for severance payments to Mr. Natt in the event he terminated his employment with the Company for "good reason" (as defined in the Natt Agreement) within the first two years of the employment term. Such severance payments ranged between two and 2.99 times his annual base salary, depending upon the reason for termination. Subsequent to the first two years of employment, any severance payment required would be equal to one and one-half times the annual base salary.

    Pursuant to a Waiver and Release of Claims (the "Natt Waiver"), Mr. Natt and the Company agreed to the termination of Mr. Natt's employment as of December 31, 1998. The Natt Waiver provides for the payment to Mr. Natt of 2.99 times his base salary and the second anniversary retention bonus, continued health and other insurance coverage until the age of 65 or the date he obtains subsequent employment, continued use of a leased automobile until the end of the lease term (September 14, 2001), $12,000 for legal and financial planning expenses, full vesting of all stock options and exercisability of such options until December 31, 2000, and certain other benefits. In return, Mr. Natt released the Company from any and all potential claims and agreed not to compete with the Company for a period of one year. Payments under the Natt Waiver will be reduced to the extent they exceed the applicable limitations under Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments").

    NEW SEVERANCE AGREEMENT. On December 4, 1998, the Compensation Committee approved a form of severance payment agreement to be entered into between the Company and each of the Named Executive Officers, other than the Chief Executive Officer and Mr Natt. Under such severance agreement, the executive would receive three times base salary plus continued health and welfare benefit coverage for three years if involuntarily terminated (or constructively terminated) within two years after a change in control (as defined therein). Change in control benefits are subject to reduction to the extent such reduction would improve the executive's after-tax position by eliminating any excise taxes otherwise imposed on the executive under the parachute payment provisions of the Code. Under such severance agreements, terminated executives are precluded from competing with the Company for a period of up to one year post-termination, depending on the applicable circumstances, and must enter into a Waiver and Release of Claims in order to receive severance payments. Upon execution of the new severance agreement, such agreement will supersede any prior severance payment agreements or arrangements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions regarding the Company's executive compensation are made by the Compensation Committee. In 1998 the Compensation Committee consisted of Messrs. Bouchard (Chairman), Farley, Hanselman and Troubh, each of whom was an "outside director" (within the meaning of Section 162(m) of the Code).

    The following information relates to transactions by the Company with the foregoing members of the Compensation Committee of the Company.

    Mr. Bouchard, a director of the Company, is Senior Vice President, Human Resources of IBM. During 1998, the Company engaged IBM as a consultant with respect to various matters, including management of its Year 2000 program. During 1998, the Company paid IBM approximately $8.0 million in consulting fees.

                        DIRECTORS' COMPENSATION FOR 1998

    During 1998, the annual retainer payable to non-employee directors of the Company was $30,000 per year, and each non-employee director who chaired the Audit Committee, Compensation Committee or Committee on Directors was eligible to receive an additional annual retainer of $5,000. Such non-employee directors also received a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended. No fees are paid to employees of the Company for service as a director. Upon Dr. Hasan's retirement as Chief Executive Officer in August 1998, he received $165,000 under his Retirement Agreement for continuing service as Chairman of the Board of Directors through March 1, 1999 and was not eligible for any compensation paid to non-employee directors.

    In addition, in 1998 non-employee directors of the Company participated in the Company's Third Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), which was approved by the Company's stockholders at the 1997 Annual Stockholders Meeting and which provides for initial grants and automatic annual grants of nonqualified stock options to such directors. Each such grant entitles the optionee to purchase 7,500 shares of Class A Common Stock at an exercise price equal to the fair market value of Class A Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a "change in control" of the Company, as defined in the Director Plan. Under the Director Plan, 10 million shares of Class A Common Stock have been reserved for grant.

    On May 8, 1998 options to purchase 7,500 shares at an exercise price of $32.125 per share were thereby granted to each of Messrs. Bouchard, Deukmejian, Farley, Foley, Fowler, Greaves, Hanselman, Stegemeier and Troubh pursuant to the formula provisions of the Director Plan.

    Effective May 1, 1998, the Company adopted a deferred compensation plan pursuant to which both officers and non-employee directors are eligible to defer up to 100% of their compensation. The compensation deferred under such plan is credited with earnings or losses measured by the rate of return on investments elected by plan participants. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding shares of the Company's Class A Common Stock as of the Record Date. The following information is based on reports on Schedule 13D or 13G filed with the Securities and Exchange Commission or other reliable information.

                                                                                 AMOUNT AND NATURE OF
                                                                                    PERCENTAGE OF
                                                                                 BENEFICIAL OWNERSHIP   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                     (1)             OF CLASS
------------------------------------------------------------------------------  ----------------------  -----------
Legg Mason, Inc...............................................................          11,833,032(2)         10.1%
  100 Light Street
  Baltimore, Maryland 21202

Sanford C. Bernstein & Co., Inc. .............................................          11,117,323(3)          9.5%
  767 Fifth Avenue
  New York, New York 10153

Invista Capital Management, LLC ..............................................           8,067,367(4)          6.9%
  699 Walnut, 1800 Hub Tower
  Des Moines, Iowa 50309

Principal Mutual Holding Company .............................................           8,067,367(4)          6.9%
  711 High Street
  Des Moines, Iowa 50392-0088

Franklin Resources, Inc. .....................................................           7,555,690(5)          6.5%
  777 Mariners Island Blvd.
  San Mateo, California 94404

Wellington Management Company, LLP ...........................................           7,269,460(6)          6.2%
  75 State Street
  Boston, Massachusetts 02109

Vanguard/Windsor Funds, Inc. .................................................           7,267,660(7)          6.2%
  P. O. Box 2600
  Valley Forge, Pennsylvania 19482-2600

------------------------

(1) The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

(2) Legg Mason, Inc. ("Legg Mason") is a parent holding company whose subsidiaries Legg Mason Fund Adviser, Inc., Bartlett and Co., and Legg Mason Capital Management, Inc. are investment advisers registered under the Investment Company Act of 1940, whose subsidiary Legg Mason Wood Walker, Inc. is a broker/dealer, and whose subsidiary Legg Mason Trust Company is a trust company. Accordingly, Legg Mason is deemed a beneficial owner for purposes of Rule 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since it, or its subsidiaries, has sole power to vote or direct the vote of 9,339,933 shares, shared power to vote or direct the vote of 2,492,969 shares, sole power to dispose or direct the disposition of 9,340,063 shares and shared power to dispose or direct the disposition of 2,492,969 shares of the Company's Class A Common Stock listed in the table.

(3) Sanford C. Bernstein & Co., Inc. ("SBC") is a registered investment adviser/broker dealer. An aggregate of 11,117,323 shares of the Company's Class A Common Stock are held for the accounts of one or more discretionary clients of SBC. SBC has sole power to dispose of all such shares. SBC has sole voting authority with respect to 6,750,614 of such shares. In addition, one or more of SBC's clients have appointed an independent voting agent with instructions to vote an additional 972,271 of such shares in the same manner as SBC. SBC's clients have the right to receive dividends from and the proceeds of the sale of such shares.

(4) Invista Capital Management, Inc. and Principal Mutual Holding Company are investment advisers registered under the Investment Advisers Act of 1940 and, as such, are deemed beneficial owners for purposes of Rule 13(d) of the Exchange Act since they have shared power to vote or direct the vote and shared power to dispose or direct the disposition of the shares of the Company's Class A Common Stock listed in the table.

(5) Franklin Resources, Inc. ("FRI") is a parent holding company whose wholly-owned subsidiary Franklin Mutual Advisers, Inc. ("FMAI") is an investment adviser registered under the Investment Advisers Act of 1940. One or more of FMAI's advisory clients is the legal owner of an aggregate of 7,555,690 shares of the Company's Class A Common Stock. Pursuant to investment advisory agreements with its advisory clients, FMAI has sole investment discretion and voting authority with respect to such shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Stockholders") each owns in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. Each of the Principal Stockholders, therefore, may be deemed to have indirect beneficial ownership over such shares. The Principal Stockholders, FRI and FMAI disclaim any economic interest or beneficial ownership in any of the Company's Class A Common Stock. The address of each of the Principal Stockholders and FRI is as set forth in the table above.

(6) Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940 and, as such, is deemed to be a beneficial owner for purposes of Rule 13(d) of the Exchange Act since it has shared power to vote or direct the vote of 1,800 shares and shared power to dispose or direct the disposition of all the shares of Class A Common Stock listed in the table.

(7) Vanguard/Windsor Funds, Inc. is an investment company registered under the Investment Company Act of 1940 and, as such, is deemed a beneficial owner for purposes of Rule 13(d) of the Exchange Act since it has sole power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares of the Company's Class A Common Stock listed in the table.

    The foregoing information relates only to the ownership of the Company's Class A Common Stock. In addition, the CWF holds 5,047,642 shares of the Company's Class B Common Stock, constituting all of the shares of that class and approximately 4% of the Company's aggregate equity. Under the Certificate, the shares held of record by the CWF are entitled to the same economic benefits as all shares of Class A Common Stock, but are non-voting in nature. Upon the sale or other transfer of any such shares by the CWF to an unrelated third party, such shares are automatically converted on a one-for-one basis into fully voting shares of Class A Common Stock. Until December 31, 1998, transfer of such shares was subject to certain restrictions set forth in the CWF Shareholder Agreement.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Class A Common Stock beneficially owned as of the Record Date by each of the current directors of the Company, by each Named Executive Officer in 1998 and by all current directors and executive officers as a group, and the percentage that these shares bear to the total number of shares of Class A Common Stock outstanding as of such date:

                                                                                AMOUNT OF SHARES
                                                                                  BENEFICIALLY          PERCENTAGE
NAME OF INDIVIDUAL OR NUMBER OF PERSONS IN GROUP                                    OWNED(1)             OF CLASS
-------------------------------------------------------------------------  ---------------------------  -----------
Malik M. Hasan, M.D......................................................            4,680,834(2)              4.0%
J. Thomas Bouchard.......................................................               25,000(3)                *
George Deukmejian........................................................               25,399(4)                *
Thomas T. Farley.........................................................               67,500(5)                *
Patrick Foley............................................................               24,500(6)                *
Earl B. Fowler...........................................................               53,650(7)                *
Roger F. Greaves.........................................................               39,743(8)                *
Richard W. Hanselman.....................................................               43,228(9)                *
Richard J. Stegemeier....................................................               37,500(10)               *
Raymond S. Troubh........................................................               77,453(11)               *
Jay M. Gellert...........................................................              125,000(12)               *
Dale T. Berkbigler, M.D..................................................              456,381(13)               *
Gary S. Velasquez........................................................              100,952(14)               *
Maurice Costa............................................................              121,316(15)               *
Robert Natt..............................................................              160,000(16)               *
All current executive officers and directors as a group (21 persons).....            1,317,532(17)             1.1%

   * The amount shown is less than 1% of the outstanding shares of each class.

 (1) The information contained in this table is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

 (2) Includes 663,332 shares of Class A Common Stock with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, 70,000 shares with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999, 265 shares under the profit sharing plan component of the Company's 401(k) plan and 9,680 shares owned by Dr. Hasan's wife.

 (3) Includes 21,500 shares with respect to which Mr. Bouchard has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Bouchard has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (4) Includes 22,199 shares with respect to which Mr. Deukmejian has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Deukmejian has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999. Such amount also includes 700 shares held in the C. George Deukmejian Defined Benefit Pension Plan, of which Mr. Deukmejian is a trustee.

 (5) Includes 26,500 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999. Such amount also includes 10,000 shares held by the Farley Family Trust over which trust Mr. Farley has investment power. Mr. Farley disclaims beneficial ownership of the shares held by the Farley Family Trust.

 (6) Includes 22,000 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (7) Includes 37,728 shares with respect to which Adm. Fowler has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Adm. Fowler has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (8) Includes 7,500 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (9) Includes 37,728 shares with respect to which Mr. Hanselman has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Hanselman has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (10) Includes 35,000 shares with respect to which Mr. Stegemeier has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Stegemeier has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (11) Includes 37,728 shares with respect to which Mr. Troubh has the right to acquire beneficial ownership by virtue of outstanding vested options and 2,500 shares with respect to which Mr. Troubh has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

 (12) Includes 100,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (13) Includes 108,999 shares with respect to which Dr. Berkbigler has the right to acquire beneficial ownership by virtue of outstanding vested options, 5,000 shares with respect to which Dr. Berkbigler has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999, 338,176 shares held by Berkbigler Family Partners, Ltd., of which Dr. Berkbigler is the general partner, and 172 shares held by Dr. Berkbigler under the profit sharing component of the Company's 401(k) plan.

 (14) Includes 99,933 shares with respect to which Mr. Velasquez has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (15) Includes 110,915 shares with respect to which Mr. Costa has the right to acquire beneficial ownership by virtue of outstanding vested options, 8,667 shares with respect to which Mr. Costa has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999 and 382 shares held in the Company's 401(k) plan.

 (16) Includes 150,000 shares with respect to which Mr. Natt has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (17) Includes an aggregate of 892,729 shares with respect to which all current executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding vested options, and an aggregate of 38,567 shares with respect to which all current executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 12, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Under the Exchange Act, the Company's directors, certain executive and other officers, and any person holding more than ten percent of the Company's Class A Common Stock are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and any exchange or quotation system on which the Class A Common Stock is listed or quoted. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by directors, officers and ten percent holders to file such reports on a timely basis. Based solely on a review of the copies of reports furnished to the Company as filed with the SEC, the Company believes that its executive officers and directors have complied with the filing requirements applicable to them for the year ended December 31, 1998, except as follows: Karen Coughlin did not timely file a Form 3 upon joining the Company on October 23, 1998, and Maurice Costa did not timely file a Form 5 to reflect a cancellation on December 31, 1997 of options to purchase 60,000 shares of Class A Common Stock.

                    PROPOSAL 2--RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit Committee, the Board of Directors of the Company has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Deloitte & Touche LLP.

    The Board of Directors is submitting the approval of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ended December 31, 1999. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2
       TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
                        INDEPENDENT PUBLIC ACCOUNTANTS.

REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATIONS OF
                           DIRECTORS BY STOCKHOLDERS

    NOMINATIONS FOR THE BOARD OF DIRECTORS. The Company expects to hold its 2000 Annual Meeting of Stockholders in May of 2000, although the Company retains the right to change this date, as it may determine. The By-Laws provide that written notice of proposed stockholder nominations for the election of directors at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company not less than sixty days nor more than ninety days prior to the meeting. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission (the "SEC") and the By-Laws. Stockholders wishing to nominate persons should contact the Company's Secretary at 21650 Oxnard Street, Woodland Hills, California 91367.

    PROPOSALS. Any stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 2000 Annual Meeting of Stockholders must satisfy the requirements of the SEC and the proposal must be received by the Secretary of the Company on or before December 14, 1999 for review and consideration for inclusion in the Company's proxy statement and proxy card relating to that meeting.

    The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to the nomination of director candidates do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at a meeting.

    UPON WRITTEN REQUEST BY ANY STOCKHOLDER, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S MOST RECENT FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO DAVID OLSON, SENIOR VICE PRESIDENT OF INVESTOR RELATIONS, 21650 OXNARD STREET, WOODLAND HILLS, CA 91367.

                                 OTHER MATTERS

    The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                                    [LOGO]

                                          B. Curtis Westen, Esq.

                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

                    FOUNDATION HEALTH SYSTEMS, INC.
                         21650 OXNARD STREET
                   WOODLAND HILLS, CALIFORNIA 91367
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
             MANAGEMENT OF FOUNDATION HEALTH SYSTEMS, INC.


The undersigned does hereby appoint Jay M. Gellert and B. Curtis Westen as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock of Foundation Health Systems, Inc. (the "Company") held of record by the undersigned on March 12, 1999 at the annual meeting of stockholders to be held on May 6, 1999 or any adjournment or postponement thereof.

          PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE.

              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------

     ON THE REVERSE SIDE OF THIS CARD ARE INSTRUCTIONS ON HOW TO VOTE YOUR SHARES FOR THE ELECTION OF DIRECTORS AND ALL OTHER PROPOSALS OVER THE INTERNET. PLEASE CONSIDER VOTING OVER THE INTERNET, WHICH IS EASY AND CONVENIENT, AND YOUR VOTE IS RECORDED AS IF YOU MAILED IN YOUR PROXY CARD.

     THANK YOU FOR YOUR ATTENTION TO THESE MATTERS.

--------------------------------------------------------------------------------
                     FOUNDATION HEALTH SYSTEMS, INC.                         /X/
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                            ]

If no direction is made, this Proxy will be voted FOR Proposal 1 and Proposal 2 and in the direction of the Proxies as to any other matter that may properly come before the Annual Meeting.

1. Election of Directors -

   NOMINEES: J. Thomas Bouchard, Thomas T. Farley,
   Patrick Foloy and Richard J. Stegemeier.

   -------------------------------------------------
   (Except nominee(s) as written above)

         For       Withhold        For All
         All          All          Except

         / /          / /            / /

2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors.

         For        Against        Abstain

         / /          / /            / /

3. To authorize the proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

         For        Against        Abstain

         / /          / /            / /

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 6, 1999 and the related Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.



    THIS SPACE RESERVED FOR ADDRESSING

         (key lines do not print)




                          Dated:           , 1999
                                -----------

Signature(s):
             ------------------------------------

-------------------------------------------------
Please sign exactly as name appears hereon.
When shares are held jointly, both should sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

-------------------------------------------------------------------------------

                           DETACH PROXY CARD HERE

CONTROL NUMBER
--------------

--------------

                 NOW YOU CAN VOTE YOUR SHARES VIA THE INTERNET!
  QUICK  -  EASY  -  IMMEDIATE  -  AVAILABLE 24 HOURS A DAY  -  7 DAYS A WEEK

                              -------------------------------------------------
TO VOTE VIA THE INTERNET      Go to the following website:

                              www.harrisbank.com/wproxy

                              Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

                              Follow the simple instructions on the screen.
                              -------------------------------------------------

If you vote using the Internet, DO NOT mail back the proxy card unless you wish to change your vote.

                              Note: Internet voting is only available until 5:00 p.m. (CDT) on Tuesday, May 4, 1999.

                              THANK YOU FOR VOTING!